Exhibit 10.1
May 2, 2018
Mr. Alfred S. John

Dear Steve,
On behalf of the Board of Directors, I am very pleased to offer you the position of President and Chief Executive Officer of Westell Technologies, Inc. (“Company”) and President and
Chief Executive Officer of Westell, Inc. (“Operating Subsidiary”). Your position will primarily be located at the Company’s headquarters in Aurora, Illinois and we expect you to spend most work days at the Company's headquarters (or visiting our clients or other operations).
To facilitate that, you agree that you will maintain an apartment in the Aurora, Illinois area with no less than a one-year lease and that you will primarily perform your duties from the
Company's headquarters in Aurora, Illinois. Upon employment and securing the lease, the
Company will provide you a monthly payment of $2,000 for eighteen (18) months, provided that you remain employed at the Company and maintain an apartment during this time period.
Also, to assist you with the transition from your home and moving your automobile to Illinois, we will cover the airfare for two (2) roundtrips from Pittsburgh to Chicago to travel home during the first month of your employment. Beyond the first month, since this assignment is deemed permanent, you will be responsible for any expenses to get to and from your home. The payments referenced in this paragraph shall be subject to withholdings and reported as required by the law.

You will report to the Board of Directors for the Company and the Operating Subsidiary.
Subject to your meeting the below requirements, your expected start date is May 21, 2018 or sooner depending upon your acceptance date and notification to your current employer.
Compensation
Your starting salary for this position will be $340,000 annually (“Base Salary”), less all legally required withholdings and deductions, paid in accordance with the Company’s customary payroll practices.
In addition to the compensation noted above, and after your start date and upon final approval of the Company’s Compensation Committee, you will be awarded a grant of RSU’s for the equivalent of 50,000 shares of Company Class A common stock. Please note that these
RSU’s are time vested and will vest over three years (or 33.33% each year upon the anniversary of their grant), although as noted in the award a change in control, along with other changes, may trigger accelerated vesting.

Mr. Alfred S. John
May 2, 2018

Also upon your first date of employment, you will be granted 100,000 Stock Options with an exercise price based upon the closing price on that date. Please note that these options will vest over three years (or 33.33% each year upon the anniversary of their grant). The ultimate value of the award will vary depending upon the Company’s stock price, but Exhibit B sets forth an illustration of the financial package of the RSU’s and options with different stock prices.

In March of 2019, the Board would consider a FY20 equity award as well. The equity grants issued will otherwise follow the customary grant terms and the terms set forth in the Westell
Technologies, Inc. 2015 Omnibus Incentive Compensation Plan.

You will also be eligible for incentive compensation awards in the form of Company common stock for FY19 which will be based upon performance in growing revenue and maintaining a specified level of operating profit (on a non-GAAP basis). Specifically, following approval by the Company’s Compensation Committee and your start date, you will be awarded 50,000 total Restricted Stock Units (“RSU’s”) of Company Class A common stock (with the award tied to achieving certain performance standards at a rate of up to 10,000 RSU’s per quarter for 1Q, 2Q, 3Q and 4Q) and 10,000 RSU’s towards the annual objective (i.e., the combined results of the first, second, third and fourth quarters). These RSU’s will be based upon meeting the performance metrics (and with varying thresholds) as set forth in Exhibit A and specified in the grant award document. Specifically, the Company will calculate the revenue and the operating profit for the Company’s first, second, third and fourth quarters and for the fiscal year ending March 31, 2019 and will determine if those revenue and operating profit results exceed certain revenue and operating profit thresholds specified in Exhibit A. If the
Company achieves certain revenue results, then up to 5,000 RSU’s will be earned for each such period, and if the Company achieves certain operating profit results, up to an additional
5,000 RSU’s will be earned for each such period (i.e., for a total of up to 10,000 RSU’s per quarter and also up to an additional 10,000 RSU’s for the fiscal year). Results below the lowest specified threshold will result in no award being achieved for the particular period.

As with all performance awards, a determination as to whether the performance metrics for a particular award have been met will be subject to the final determination being made in connection with the Audit Committee’s approval of our quarterly or annual financial statements, as the case may be. These performance-based equity awards will follow the
Company’s standard terms and conditions (which require that a participant not separate employment prior to the first anniversary of the grant date and vest on the first anniversary of the grant date if the Company achieves the performance metrics).

The Company reserves the right to change, alter, or terminate its plans in its sole discretion.
These equity grants will contain restrictive covenants and also shall constitute consideration for the restrictive covenants referenced later in this letter. In addition, in exchange for the equity awards covered herein, you would be required to sign (and not revoke) at the time of separation, a Separation Agreement and Release.

You also agree to comply with the Company’s stock retention guidelines and policy.

Mr. Alfred S. John
May 2, 2018

We also would like to offer you twenty (20) days (i.e., four (4) weeks) of Paid Time Off (“PTO”), which accrues ratably over the calendar year. You will also be eligible to participate in the
Company’s benefits package on the same terms as other similarly situated employees, in accordance with plan guidelines and policies. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.
The Company reserves the right to change, alter, or terminate any benefit plan or the terms and conditions of your employment in its sole discretion. We will provide you additional information on Westell’s other employee benefits, which will be reviewed with you during orientation. Eligibility for the benefits program begins the first of the month after your date of hire.
Restrictive Covenants
In consideration for this employment offer and the equity award set forth above, you will be asked to sign the Confidential Information, Invention Assignment and Non-Solicitation
Agreement attached hereto as Exhibit C on your start date. In addition, to the covenants in that Agreement, you agree that:

(1) While employed and for two (2) years following termination, you shall not, directly or indirectly, for yourself, or for any business, whether a corporation, partnership, sole proprietorship, limited liability company, joint venture or other entity (“Entity”), without the prior written consent of the Board of Company (which may be given or denied in its sole discretion):

(a)	engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the products or services of the Business, from Illinois or any state or country in which the
Westell Companies have ongoing Business or customers, or have solicited customers; or

(b)	engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the products or services of the Business, from any other location throughout the world; or

(c)	call upon, solicit, serve, or accept business, from any customer or prospective customer (wherever located) of the Westell Companies with whom you had contact while employed at the Company for the purpose of selling products or services competitive with the products or services of the Business; or

(d)	interfere with any business relationship of the Westell Companies, with any of their customers or prospective customers or induce any such customers or prospective customers to discontinue or reduce their relationship with the
Westell Companies.

For purposes of this letter, “Participate In” means the having of any direct or indirect interest in any Entity, whether as a partner, shareholder, member, operator, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, joint venturer, owner or otherwise, or the rendering of any direct or indirect service or assistance to any
Mr. Alfred S. John

May 2, 2018

Entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise); provided that the term “Participate In” shall not include the mere ownership of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

For purposes of the covenants in this letter, "Business" means the design, development, manufacture and sale of:

•	in-building wireless equipment (e.g., repeaters and distributed antennas system devices) that enables mobile (i.e. cellular) communication coverage in stadiums, arenas, malls, buildings, and other like venues;

•	intelligent site management solutions and services that provide machine-to-machine communications for remote monitoring, management, and control of site infrastructure and support systems; and,

•	outdoor infrastructure products and solutions (e.g., integrated cabinets, power distribution panels, copper and fiber connectivity solutions) used in communication networks for the delivery of broadband connectivity and other communication and related services

of the Westell Companies as they exist or are being developed, extensions of those products and services during your employment and new products and services commenced or in development during your employment.

To the extent that you become employed by or consult for an Entity which is a subsidiary, division or other affiliate of a larger business enterprise, the determination as to whether you have violated this covenant shall be made solely by reference to the business activities conducted by the particular subsidiary, division or affiliate by which you become employed or serve as consultant.

(2) You shall not, for two (2) years following termination: (i) induce or attempt to induce any person who is employed by the Westell Companies in any capacity to leave such person’s position, or in any way interfere with the relationship between the Westell Companies and such person, or (ii) hire directly or through another entity, in any capacity, any person who was employed by the Westell Companies within twelve (12) months prior to termination of your employment or during the twelve (12) months after termination, unless and until such person has been separated from employment with the Westell Companies for at least six
(6) months.

(3) The Westell Companies may, upon prior notice to you and without any fee, film, videotape, photograph and record your voice and likeness, and may utilize your name and likeness, in connection with the promotion of the Westell Companies during employment upon prior notice. The Operating Subsidiary shall own all rights in any such film, videotape, photograph or record of your voice and likeness for such use.

Mr. Alfred S. John
May 2, 2018

Reasonable Scope and Duration
You agree that the restrictions in this letter are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Westell
Companies, that the benefits provided in this letter are full and fair compensation for these covenants and that these covenants do not impair your ability to be employed in other areas of your expertise and experience. Specifically, you acknowledge the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Westell Companies, the widespread domestic and international scope of your contacts created during your employment with the
Westell Companies, the domestic and international scope of your responsibilities with the
Westell Companies and your access to marketing strategies of the Westell Companies.

Notwithstanding the foregoing, if any court determines that any of the terms in this letter are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of your breach of any covenant in this letter, the term of the covenant shall be extended for a period equal to the period that the breach continues.

Equitable Relief
You agree that any violation by you of any covenant in this letter may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, you agree that the Company shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by you. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants and provisions.

This letter shall be construed and enforced pursuant to the substantive laws of the State of
Illinois. You agree that the restrictions set forth in this letter are in addition to any separate restrictive covenants entered into by you with the Company.
Other Requirements and Terms
This offer is contingent upon the satisfactory completion of reference checks, a drug check and a criminal background check. This offer of employment is not a contract for employment for any set period of time. Instead either you or the Company or Operating
Subsidiary may terminate your employment at any time, for any reason, with thirty (30)
days’ notice. Upon termination, you agree to promptly resign and shall be deemed to have resigned from any officer or director positions. The Board also agrees to consider

Mr. Alfred S. John
May 2, 2018

whether to nominate you as a director and anticipates addressing that matter in 2018 and in connection with the upcoming 2018 annual meeting.

All of the compensation and benefit items that make up your terms and conditions of employment are extended with the rights as well as customary conditions of the Westell policies that govern them. If you have any questions regarding our benefits, please let me know and we will get you an answer.

Please note that the Company and Operating Subsidiary are not interested in any confidential information, documents, or trade secrets that you may have acquired while employed elsewhere. You should not bring any such items with you to, or use any such items on behalf of, the Company or Operating Subsidiary. In addition, to the extent you are party to any restrictive covenant that prohibits you from contacting or soliciting certain customers, you are expected to adhere to any such agreements.

We are very excited about the prospect of you joining the Westell team. We are confident that you will bring a wealth of capabilities and values that are consistent with our plans to establish, develop and grow a world-class company.

By signing this letter, you acknowledge that the terms described in this letter set forth the entire agreement between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties, or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged, or modified except in writing signed by you and an authorized officer of the Company except that the Company may, in its sole discretion, adjust incentive or variable compensation, stock plans and benefits.

If the above is acceptable to you, please indicate your acceptance by signing below and returning a scanned or facsimile copy to me.

Welcome to Westell!

Sincerely,
/s/ Kirk R. Brannock
Kirk R. Brannock
Chairman of the Board
Accepted:
/s/ Alfred. S. John                            05/06/2018
Alfred S. John                                 (date)